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                                                                     EXHIBIT 6.8

                        DIGITAL DESCRIPTOR SYSTEMS, INC.

                  COHN EMPLOYMENT AND NONCOMPETITION AGREEMENT



         THIS AGREEMENT (the "Agreement"), is made and entered into as of the 7th day of July, 1994, by and between DIGITAL DESCRIPTOR SYSTEMS, INC., a Delaware corporation (the "Company"), and GARRETT U. COHN, of Palatine, Illinois ("Cohn").

                                   WITNESSETH:

         THAT WHEREAS, the Company is engaged in the business of developing, assembling and marketing installations which utilize digitized video and scanned images tied to text to record and retrieve information (the "Business"); and

         WHEREAS, Cohn has extensive sales and marketing experience as an employee of the Company and its predecessor, Compu-Color, Inc., as a chief operating officer; and

         WHEREAS, it is anticipated that Compu-Color, Inc. will be merged into the Company; and

         WHEREAS, Cohn desires to be employed by the Company and the Company desires to employ Cohn; and

         WHEREAS, the Company and Cohn have agreed to restrict Cohn's ability to compete with the Business and the Company has agreed to compensate Cohn for Cohn's non-competition covenant;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IT IS HEREBY MUTUALLY AGREED as follows:

1.       Recitals.

         The recitals set forth above shall constitute and be deemed an integral part of this Agreement.

2.       Employment and Acceptance.

         During the term (as hereinafter defined) of this Agreement, the Company hereby agrees to employ Cohn in such position and with the duties and responsibilities provided for in Exhibit A to this Agreement, as may be changed from time to time by the Board of Directors of the Company; provided, however, that such changed duties shall be consistent in nature with the executive duties described in Exhibit A. Cohn hereby accepts such employment and agrees:

         (a) to devote substantially all of his business time, attention and energy, using his best efforts, to the duties and responsibilities set forth herein, and

         (b) to serve and further the interests of the Company in every lawful way, giving honest, diligent, loyal and cooperative service to the Company, and

         (c) to comply with all rules and policies which, from time to time, may be adopted by the Company, including, without limitation, those rules and policies regarding disclosure of information concerning the Company, its business, affairs, plans or customers.

3.       Compensation.

         As compensation for the services to be performed by Cohn under this Agreement and for the non-competition covenant hereinafter contained, the Company agrees to pay to Cohn, and Cohn agrees to accept, a salary and bonus as set forth in Exhibit "B" to this Agreement.

4.       Employee Benefits.

         Cohn shall be entitled to the following, at Company expense:

         (a) Use of a new luxury automobile, the equivalent of a Cadillac, replaced at two (2) year intervals, including insurance, maintenance, repairs and gas and oil.

         (b) Major medical and all other health care policies for Cohn and his dependents at least the equivalent to the best available Blue Cross/Blue Shield policy;

5.       No Conflict.

         Cohn represents and warrants to the Company that he is not now under any obligation to any person or entity, other than the Company, nor does he have any other interest which is inconsistent with or in conflict with this Agreement, or which would prevent, limit or impair in any way the performance by him of any of the covenants herein, or any duties or responsibilities of his employment hereunder, and he agrees to and shall indemnify and hold harmless the Company from and against any claim, loss, damage, liability, cost or expense, including, without limitation, attorneys' fees, which may be asserted against the Company or any of its employees arising out of or in connection with the alleged breach or violation of this representation and warranty.

6.       Term.

         The term of this Agreement shall commence on the date on which Compu-Color, Inc. is merged into the Company and shall continue for a five year period thereafter, unless earlier terminated as provided hereunder (except for the provisions of Section 13& and Exhibit "C" which are effective as of the execution date of this Agreement). Except for the obligations of Cohn under Sections 10 and 11, this Agreement shall terminate on such earlier date on which any of the following events shall occur:

         (a) The termination of Cohn's employment by the Company;
         (b) The termination of Cohn's employment by Cohn; or
         (c) The death of Cohn.

7.       Cause.

         The term "Cause" as used herein with respect to the termination of this Agreement shall mean:

         (a) Cohn's theft or embezzlement of money or property of the Company;

         (b) Conviction of a serious crime, the commission of which shall have resulted in substantial injury to the property or operations of the Company;

         (c) An intentional or wilful act or omission resulting in substantial injury to the property or operations of the Company;

         (d) The "Permanent Disability" of Cohn which shall mean the inability of Cohn to perform his duties hereunder for a period of six consecutive months or six months in any twelve consecutive months as a result of physical or mental incapacity, as certified by a physician.

8.       Compensation Upon Termination.

I.8.1    Termination For Cause or By Cohn.

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               In the event that this Agreement is terminated by the Company for
         Cause, the Company shall have no further obligations to Cohn under this Agreement. In the event this Agreement is terminated by Cohn prior to its expiration, Cohn shall be entitled to compensation through the date of termination.

I.8.2    Termination Upon Permanent Disability.

               If the Company terminates this Agreement as a result of the permanent disability of Cohn, Cohn shall be entitled to compensation through the date he becomes permanently disabled.

I.8.3    Termination Without Cause.

               In the event that this Agreement is terminated by the Company without Cause, Cohn shall be entitled to the following:

               (a) The present value of his salary provided herein for the balance of the term of this Agreement (without regard to any early termination) calculated at the then prime rate of interest;

               (b) The employee benefits provided under Section 4 furnished or made available to Cohn for the balance of the term of this Agreement (without regard to any early termination).


I.8.4    Termination on Death.

               In the event that this Agreement is terminated by the death of Cohn, Cohn shall be entitled to compensation through the date of his death. Thereafter, the Company shall have no other obligations to Cohn or his estate except as may be otherwise from time to time provided for in writing.

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9.       Change of Control.

I.9.1    Termination of Agreement.

               If a "Change of Control", as defined hereafter, occurs or Cohn receives written notice from the Chairman of the Board of Directors of the Company that a Change of Control will occur, Cohn shall have the right to terminate this Agreement, by giving written notice to the Chairman of the Board of Directors of the Company within thirty days of the Change of Control or receipt of the notice that a Change of Control will occur; but in the case of notice of a Change of Control that will occur, any election by Cohn to terminate this Agreement shall be effective only if such Change of Control actually occurs. If Cohn elects to terminate this Agreement under this provision, he shall be entitled to be paid at the effective date of the termination of this Agreement, compensation through the date of termination.

I.9.2    Change of Control.

               For purposes of this Agreement, the definition of Change of Control shall mean any sale, assignment, transfer or other disposition, in one or more installments, during the term of this Agreement of more than 50% of the outstanding common stock of the Company, other than in bona fide offerings of its shares to the public by the Company or any substantial shareholder, the result of which would be the transfer, in the aggregate, of over 50% of the outstanding common stock. Any sale, assignment, transfer or other disposition, in one or more installments, of more than 50% of the ownership interest in any entity which owns stock in the Company or an ownership interest in an entity which owns stock in the Company shall be deemed to be a transfer of such stock or ownership interest, as the case may be. Notwithstanding the above, any sale, assignment, transfer or other disposition by a person of Stock in the Company or an ownership interest in an entity to and among the members of his immediate family or trusts for the benefit of members of his immediate family, whether during his life or upon his death, shall not be deemed to be a transfer of such stock or ownership interest for purposes of this Agreement. The Company shall give prompt written notice to Cohn of any Change of Control during the term of this Agreement.

10.      Confidentiality.

I.10.1   Trade Secrets.

               "Trade Secrets" shall include, but not be limited to, the information of the Company encompassed in all drawings, designs, plans, computer programs and computer program codes, financial information, costs, pricing, computer programs, formulas and equations; the names, buying and selling habits or practices of any of its customers, vendors or suppliers; the prices it obtains or has obtained, or which it sells or has sold, its products or services (except for published pricing lists); assembling, labor, training and sales costs; lists or other written records regarding the Company's business; compensation to Cohn and other terms of this

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         Agreement; and all concepts or ideas in or reasonably related to the
         Business that have not previously been or are not hereafter publicly released by duly authorized representatives of the Company or have not otherwise become public knowledge. Any information of the Company which is not readily available to the public and which is treated as confidential by the Company shall be considered a trade secret unless the Company advises Cohn otherwise, except as required by law.

I.10.2   Nondisclosure.

               Cohn hereby covenants and agrees not to disclose to others, or take or use for Cohn's own purposes or purposes of others, during or after the term of this Agreement, any Trade Secrets of the Company, whether or not work product, unless they become publicly known through legitimate origins. Cohn recognizes and agrees that this obligation applies not only to technical information, but also to any business information that the Company treats as confidential.

I.10.3   Ownership By Company.

               Cohn agrees that all documents, reports, drawings, designs, plans, tools, equipment, proposals, computer programs and computer program codes, marketing and sales plans that come into Cohn's possession by reason of this Agreement are the property of the Company and shall not be used in any way adverse to the Company's interests. Cohn shall not deliver, reproduce or in any way allow documents, things or reproductions to be delivered or used by any parties without specific written direction or consent of the Board of Directors of the Company. Upon termination of this Agreement, Cohn shall return all of the Company's property to the Company.

I.10.4   Remedies.

               Cohn acknowledges that the Trade Secrets are of a special, unique, unusual, extraordinary and intellectual character, which gives them a particular value, a loss of which cannot be reasonably or adequately compensated in damages in an action at law. Cohn expressly agrees that, in addition to any other rights or remedies that the Company may possess, the Company shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement by Cohn.

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11.      Non-Competition.

I.11.1   Non-Competition Covenant.

               Cohn hereby acknowledges and agrees that the market in which the Business operates includes the entire geographical regions known as North, South and Central America and Northern Europe and that the Company has given valuable consideration, the receipt and adequacy of which is hereby acknowledged, to conduct the Business free of competition, direct or indirect, from Cohn. Cohn hereby agrees that he shall not, directly or indirectly, engage in or become directly or indirectly interested in any proprietorship, partnership, firm, trust, corporation or other entity other than the Company (whether as owner, partner, trustee, beneficiary, stockholder, officer, director, employee, independent contractor, agent, servant, consultant or otherwise, other than as an owner, partner or stockholder of less than a five percent (5%) equity interest in an entity publicly traded on a recognized stock exchange or over the counter market) that distributes, sells, or markets products or services identical or similar to any products or services offered in connection with the Business from the date of termination of this Agreement and for a three year period thereafter anywhere where the Company has an existing client relationship or is in active pursuit of a new client account at the time of termination of this agreement.

I.11.2   Remedies.

               Cohn expressly acknowledges and agrees that the Business is highly competitive and that a violation of any of the provisions of this Section 12' would cause immediate and irreparable harm, loss and damage to the Company not adequately compensable by a monetary award. Without limiting any of the other remedies available to the Company at law or in equity, or the Company's right or ability to collect money damages, Cohn agrees that any actual or threatened violation of any of the provisions of this Section 11 may be immediately restrained or enjoined by any court of competent jurisdiction, and that a temporary restraining order or emergency, preliminary or final injunction may be issued in any court of competent jurisdiction. Except as otherwise provided in this Agreement, the provisions of this Section 11 shall survive the termination of this Agreement.

I.11.3   Enforcement.

               It is the desire of the parties that the provisions of this Section be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, without in any way limiting the general application of Section 16 of this Agreement, if any particular portion of this Section shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalidated by such laws or public polices, such section or sections shall be deemed amended to delete therefrom such portions so adjudicated, such deletions to apply only with respect to the operation of such section or sections in the particular jurisdictions so adjudicating on the parties and under the circumstances as to which so adjudicated.

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I.11.4   Company Default.

               If the Company fails to make any payment hereunder within ninety
         (90) days of when due, or files a voluntary petition under any bankruptcy or insolvency laws or has an involuntary petition filed against it that is not dismissed or appealed within ninety (90) days of filing, or assigns its assets for the benefit of creditors, then Cohn may terminate this Agreement, without terminating the Company's liability to continue to make all payments due hereunder, and the provisions of this Section 11 shall terminate and the obligations of Cohn under this Section 11 shall be of no further force and effect.

12.      Travel, Entertainment and Business Expenses.

         The Company and Cohn hereby agree that Cohn's fees for membership in industry-related organizations and the expenses of his participation in industry-related events and for all travel, entertainment and other expenses which are incurred by him in furtherance of the activities of the Company shall be paid by the Company. Cohn shall be entitled to air travel in first class only on flights longer than two and one-half (2 1/2) hours.

13.      Cohn's Purchase of Restricted Common Stock.

         Concurrently with the execution hereof and the execution of the Restricted Stock Agreement attached hereto as Exhibit "C", Cohn shall be entitled to purchase one hundred nineteen thousand nine hundred ninety-nine (119,999) shares of the common stock of the Company for One Hundred Twenty Dollars ($120).

14.      Notices.

         Any notices or other communication required or permitted to be given hereunder shall be effective only if in writing and shall be deemed sufficiently given only if delivered in person or sent by telegram, cable or by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

                         If to the Company:

                                  Digital Descriptor Systems, Inc.
                                  2010 Cabot Blvd. W
                                  Suite F
                                  Langhorne, PA  19047
                                  Attention:  Corporate Secretary


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

                         With a copy to:

                                  Phelan, Tucker, Boyle, Mullen, Bright & Walker 321 Market - P.O. Box 2150
                                  Iowa City, Iowa  52244
                                  Attention:       Stephen F. Bright, Esq.

                         If to Cohn:

                                  Garrett U. Cohn
                                  1931 N. Hicks Road, Apt. 110
                                  Palatine, IL  60067

                         With a copy to:

                                  Schwartz & Freeman
                                  Suite 1900
                                  401 North Michigan Avenue
                                  Chicago, Illinois  60611
                                  Attention:  Steven B. Randall, Esq.


or to such other person or address as either party may designate for such party by written notice to the other given from time to time in the manner herein provided. Any such notice or communication shall be deemed to have been given as of the date so delivered, telegraphed, cabled, telefaxed or mailed.

15.      Binding Effect and Benefit.

         The provisions hereof shall be binding upon and shall inure to the benefit of Cohn, his heirs, executors and administrators, and the Company, its successors and assigns.

16.      Waivers.

         No delay on the part of any party in the exercise of any right or remedy shall operate as a waiver there- of, and no single or partial exercise by any party of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

17.      Severability.

         Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective under applicable law. If any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision or any other provision of this Agreement or the application of such provision to other parties or circumstances.

18.      Previous Agreement and Understandings.

         All understandings and agreements heretofore made between the parties are merged into this Agreement, which alone fully and completely expresses their agreement and the same is entered into with no party relying upon any statement or representation made by any other party not embodied in this Agreement.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                DIGITAL DESCRIPTOR SYSTEMS, INC.
                                                a Delaware corporation


                                                By:_____________________________

                                                Its:____________________________




                                                GARRETT U. COHN



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                                  EXHIBIT "A"



Title: President and Chief Operating Officer

Duties: Cohn's executive duties shall be determined by the Board of Directors of the Company. These duties shall include, but shall not be limited to, the day-to-day operations of the Company, the hiring and firing of personnel, the preparation and submission of budgets to the Board of Directors and all such other and related executive duties as are generally performed by chief operating officers of like-size companies.


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                                  EXHIBIT "B"

                                  COMPENSATION

         The initial compensation to be paid hereunder, in consideration under this Employment and Non-Competition Agreement shall be One Hundred Fifty Thousand Dollars ($150,000) per year (the "Base Salary") payable in substantially equal semi-monthly installments. The Base Salary shall be determined from time to time by the Compensation Committee of the Board of Directors (the "Committee") on or about August 1 of each year, which is approximately Cohn's anniversary date as an employee of the Company (the "Employment Anniversary Date"). On each Employment Anniversary Date hereof after 1994, the Committee shall review Cohn's level of compensation and make such adjustments as it deems appropriate; provided, however, that no such adjustment shall reduce Cohn's Base Salary without his prior consent. Additionally, the Committee may, on the Employment Anniversary Date, after a full review of the Company's operations for the prior fiscal year end and the six (6) months of operation thereafter, grant a bonus to Cohn based upon the performance of Cohn and the Company during the prior period.


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                                   EXHIBIT "C"

                           RESTRICTED STOCK AGREEMENT


         This Agreement (the "Agreement") is made as of the 7th day of July, 1994, between DIGITAL DESCRIPTOR SYSTEMS, INC., a Delaware corporation ("Company"), and GARRETT U. COHN of Palatine, Illinois ("Grantee").

                               W I T N E S E T H:

         THAT WHEREAS, the Company and Grantee have entered into an agreement captioned "COHN EMPLOYMENT AND NONCOMPETITION AGREEMENT" (the "Employment Contract") concurrently herewith; and

         WHEREAS, under the terms of the Employment Contract, the Company has agreed to issue Grantee restricted shares of its common stock as compensation for the services to be provided thereunder.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IT IS HEREBY MUTUALLY AGREED as follows:

1. Grant. A restricted stock award of one hundred nineteen thousand nine hundred ninety nine (119,999) shares ("Restricted Shares") of the Company's common stock, $.001 par value per share ("Common Stock"), is hereby granted by the Company to the Grantee subject to the following terms and conditions.

2. Transfer Restrictions. None of the Restricted Shares shall be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Grantee.

3. Release of Restrictions. The restrictions set forth in Section 2 above with respect to the Restricted Shares, to the extent such Shares have not been forfeited to the Company as provided in Section 4 below shall lapse on the first to happen of:

         (i)   the eighth (8th) anniversary date of this Agreement,

         (ii) the termination of the Grantee's employment with the Company by reason of his permanent disability,

         (iii) the date of the Grantee's death, or

         (iv) an action by the Company's Board of Directors, in its sole discretion, terminating such restrictions with respect to all or some portion of the Restricted Shares.

4. Forfeiture. The Restricted Shares shall be forfeited to the Company if, prior to the date the restrictions lapse as provided in Section 3 above, either:

         (i) prior to the fifth (5th) anniversary date of this Agreement, the Grantee voluntarily terminates his employment by the Company or the Company terminates the Grantee's employment for cause, as provided in Section 8.1( of the Employment Contract; or

         (ii) the Grantee violates his obligations under Sections 10 and 11 of the Employment Contract.

5. Tender Offer/Merger; Adjustment of Shares. Notwithstanding anything contained herein to the contrary:

         (a)   Restricted Shares

               (i) may be tendered in response to a tender offer for or a request or invitation to tenders of greater than 50% of the outstanding Common Stock of the Company or

               (ii) may be surrendered in a merger, consolidation or share exchange involving the Company; provided, in each case, that the securities or other consideration received in exchange therefor shall thereafter be subject to the restrictions and conditions set forth herein.

         (b) In the event of any change in the outstanding Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, share split, reverse share split, share distribution or combination of shares or the payment of a share dividend, the Restricted Shares shall be treated in the same manner in any such transaction as other Common Stock. Any Common Stock or other securities received by the Grantee with respect to the Restricted Shares in any such transaction shall be subject to the restrictions and conditions set forth herein.

6. Rights as Stockholder. Effective as of the date of this Agreement, the Grantee shall be entitled to all of the rights of a stockholder with respect to the Restricted Shares; including the right to have stock certificates evidencing the Restricted Shares issued in his name, the right to vote such Shares, and the right to receive dividends and other distributions payable with respect to such Shares.

7. Restrictive Legend. Certificates for the Restricted Shares issued in Grantee's name shall bear the following restrictive legend:

               "The shares represented by this Certificate have not been registered under the Securities Act of 1993 (the "Act") or any state securities law. This Certificate may not be transferred or otherwise disposed of unless an effective registration statement under the Act and all applicable state securities laws is then in effect or, in the opinion of counsel for the Corporation, such registration is not necessary.

               The transfer or other disposition of the Shares represented by this Certificate is also restricted under the terms of a Restricted Stock Agreement, dated July 7, 1994, a copy of which is available in the office of the secretary of the Corporation."


8. Government Regulations. Grantee acknowledges that his ability to transfer all or any portion of the Restricted Shares after all restrictions imposed by this Agreement have lapsed will be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. All costs relating to compliance with such provisions and all costs incurred in obtaining any necessary approvals shall be Grantee's sole responsibility.

9. Withholding Taxes. The Company shall have the right to require the Grantee to remit to the Company, or to withhold from other amounts payable to the Grantee, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

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COMPANY:                                                   GRANTEE:
--------------------------------------------------------------------------------
DIGITAL DESCRIPTOR SYSTEMS, INC.


By:                                                        GARRETT U. COHN
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